Filed pursuant to Rule 433
October 24, 2006

Relating to
Pricing Supplement No. 111 dated October 24, 2006 to
Registration Statement No. 333-131266

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Industrialized Nations Currency-Linked Notes due November 3, 2008
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
Australian dollar + Canadian dollar + European Union euro + British pound

Pricing Sheet – October 24, 2006

Offering Price:	$1,000 per note
Aggregate Principal Amount:	$5,217,000
Pricing Date:	October 24, 2006
Original Issue Date (Settlement):	November 3, 2006
Maturity:	November 3, 2008
Coupon:	None
Maturity redemption amount:	$1,000 plus the supplemental redemption amount (if any).
Supplemental redemption amount:	$1,000 times (x) the basket performance times (y) the participation rate.
Basket, Weighting and Initial Exchange Rate:	Currency	Weighting	Initial Exchange Rate
	Australian dollar Canadian dollar European Union euro British pound	25% 25% 25% 25%	0.75705 1.12915 1.25465 1.87185
Participation Rate:	150%
Denominations:	$1,000 and integral multiples thereof
CUSIP:	61746SCY3
Agent:	Morgan Stanley & Co. Incorporated
Price to Public:	Per note: 100%
Total: $1,000
Agent’s Commissions:	Per note: 1.50% ($15 per note)
Total: $78,255
Proceeds to Company:	Per note: 98.50% ($985 per note)
Total: $5,138,745

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Preliminary Pricing Supplement No. 111, dated September 27, 2006
Prospectus Supplement Dated January 25, 2006
Prospectus Dated January 25, 2006